UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2006

GREAT LAKES BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14879	94-3078031
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2421 Main Street, Buffalo, New York		14214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code  (716) 961-1900

                                                                         N/A

Former name or former address, if changed since last report)

Item 1.01

Entry into a Material Definitive Agreement

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 12, 2006, Great Lakes Bancorp, Inc. ("the Company") reached settlement, subject to definitive documentation, of a lawsuit brought by Financial Security Assurance Inc. ("FSA") against Bay View Capital Corporation ("Bay View") and certain subsidiaries in 2003.

The suit alleged breaches of representations and warranties or indemnity obligations relating to loans collateralizing a securitization formed in 1998 by an entity that was subsequently acquired by Bay View and a securitization formed in 2000 by a Bay View subsidiary.  FSA guaranteed payments in connection with these two securitizations.

In return for a full release of all claims in the matter, the Company has agreed to pay FSA $20 million on July 31, 2006.  A former Bay View subsidiary and its principals have agreed to contribute $2 million to the $20 million settlement.  The Company settled the matter in order to avoid protracted and costly litigation.  The settlement was entered into solely by way of compromise and is not an admission of liability or fault.

The lawsuit represents a pre-acquisition contingency associated with the Company's acquisition of Bay View in a reverse-merger transaction completed on May 1, 2006. The lawsuit was disclosed to the Company when the terms of the merger with Bay View were established.

Accounting guidelines require pre-acquisition contingencies to be included in the allocation of purchase price at fair value, if fair value is determinable within the purchase allocation period - generally defined as one year after consummation.  The Company will recognize the net settlement amount of $18 million as a purchase liability in the Bay View acquisition.  The preliminary allocation of purchase price will be reported in the Company's second quarter Form 10-Q filing.  The Company expects to finalize the allocation of purchase price by the end of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Lakes Bancorp, Inc.

Date:  July 18, 2006

By:  /s/ Michael J. Rogers

Name:  Michael J. Rogers

Title:    Executive Vice President and

Chief Financial Officer